Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered effective as of November 19, 2018 (the “Effective Date”), by and between Todd Jable (”Executive”) and Renters Warehouse, LLC, a Minnesota limited liability company, or its affiliate (the “Company”).

RECITALS:

A. The Company desires to retain the services of Executive to serve as its Chief Technology Officer, performing such duties and accepting such obligations as are customary to such a position, and Executive desires to accept such appointment to perform such duties and such obligations.

B. Both parties hereto recognize the critical importance to the Company, and its employees and investors, of preserving the confidentiality of the Company’s trade secrets and confidential information and of protecting the Company against competition from key employees of the Company following their separation from the Company.

C. Executive understands and acknowledges that the employment, salary and other compensation and benefits he will receive under this Agreement are good and sufficient consideration for the restrictive covenants contained in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Relationship. The Company hereby retains Executive on an “at-will” basis as its Chief Technology Officer, performing such duties and accepting such obligations as are ordinary and customary to such a position at similarly situated companies, and for all such duties as may, from time to time, be assigned to Executive by the Company by or through the Board of Managers (the “Board”) of RW National Holdings, LLC, a Delaware limited liability company (“Holdings”), the officers of Holdings or the Company or the manager or managers, in each case supervising the Executive (collectively, “RW Management”). Executive hereby accepts such assignment and during the employment relationship shall devote Executive’s full business time, skill, energy and attention to the RW Companies (as such term is defined below). Executive shall also be required to comply with the RW Companies policies and procedures, which at its sole discretion may be amended from time to time. Executive shall perform Executive’s duties in a diligent, trustworthy, loyal and business-like manner, all for the sole purpose of advancing the business of the RW Companies.

2. Compensation.

2.1. Signing Bonus. On the first payroll date after the effective date of this Agreement, the Company shall pay Executive a one-time signing bonus in the amount of $7,500, less all taxes and withholdings required by law and in accordance with the standard payroll practices of the Company.

2.2. Salary. The Company shall pay, and Executive shall be entitled to receive from the Company, for the duties referred to in Section 1 above, an initial annual salary of $225,000 (“Annual Base Salary”), less all taxes and withholdings required by law. Such salary shall be paid in accordance with the standard payroll practices of the Company, which at its sole discretion may be amended from time to time. No salary shall be earned after Executive’s employment with the Company is terminated for whatever reason, except as otherwise set forth in Section 4.

2.3. Discretionary Bonus Compensation. Executive shall be eligible for a discretionary annual bonus of up to fifty percent (50%) of Executive’s Annual Base Salary (the “Discretionary Bonus”), as determined by RW Management based upon the performance of Executive and the achievement of the Company, the specific terms and conditions of which will be reviewed and amended by RW Management on an annual basis. By way of illustration, if Executive achieves 100% of Executive’s performance goals, as established by RW Management on an annual basis, Executive shall be eligible for a $112,500.00 Discretionary Bonus.

2.4. Benefits and Expenses. Business expenses may be submitted by Executive to the Company for reimbursement. The Company retains the right to determine whether any expense incurred by Executive was in the ordinary and necessary course of performing Executive’s duties under this Agreement. Executive shall be eligible for benefits offered to other similarly situated full-time Executives of the Company, subject to the Company’s policies and the terms, restrictions, limitations and requirements of any summary plan description and/or plan documents. Nothing herein shall alter, modify or change any such policy, summary plan description or plan document. Vehicle mileage and gas will not be reimbursed.

2.5. Equity Grant. Executive shall receive, during the course of Executive’s employment with the Company, Class B Units (as defined in the LLC Agreement) of Holdings set forth in a Restricted Unit Grant Agreement in the form attached as Exhibit A (the “Grant Agreement”). Any grant or right to purchase any interest in Holdings shall be conditioned on Executive’s execution and delivery of that certain Second Amended and Restated Limited Liability Company Agreement of Holdings (the “LLC Agreement”).

3. Restrictive Covenants, Trade Secrets and Proprietary Rights.

3.1. Definitions. The following phrases, when used in this Section 3, will have the meaning set forth below:

(a) “RW Company” means the Company, Holdings, and any other corporation, partnership, trust or other entity or person controlling, controlled by or under common control with the Company and/or Holdings (including any partnership in which the Company and/or Holdings serves as a general partner or any corporation in which the Company and/or Holdings owns greater than 10% of the issued and outstanding voting equity interests).

(b) “Confidential Information” means materials, records, data and other information that is not generally known about or that is personal, sensitive or proprietary to the RW Companies, their members, shareholders, managers, officers and directors, an RW Company’s clients, prospective clients and their dependents, and information that an RW Company is obligated to treat as proprietary or confidential. This information includes, without limitation: (i) trade secret information about an RW Company and its current, planned and/or future products and services; (ii) any financial information concerning an RW Company, including, but not limited to data, statements, reports, or other information; (iii) information concerning an RW Company’s business, as such RW Company has conducted it, or as it may conduct it in the future; (iv) information concerning any of an RW Company’s past, current, planned or future products, services, costs, prices and other financial information, including (without limitation) information about an RW Company’s research, development, engineering, purchasing, servicing, finances, marketing or selling; (v) the identity of an RW Company’s clients and prospective clients and their affiliates and their pricing and buying history and tendency; (vi) information that Company’s clients and prospective clients and their affiliates consider confidential, whether notified by the client, prospective client or dependent or not, so long that a prudent person would consider the information confidential; (vii) information regarding any patents developed, owned or used by or licensed to an RW Company; and (viii) an RW Company’s procedures, manuals, financial costs and sales data, business opportunities for new or developing business, reports, customer lists and contracts.

3.2. Confidential Information. Executive will not, during or after Executive’s relationship with the Company, use any Confidential Information (except as required by Executive’s duties with the Company), or communicate, divulge or disclose any Confidential Information to any person or organization, except as authorized in writing by RW Management, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Upon termination of Executive’s relationship with the Company, Executive agrees to return and/or leave with the Company all material concerning any Confidential Information in Executive’s possession or control, including, but not limited to, any records, manuals, books, documents, letters, reports, data, and client lists, whether prepared by Executive or others, whether originals or copies, whether in hard copy or stored in electronic form or otherwise, including drawings, blueprints and other reproductions.

3.3. Property Rights. The Executive agrees that all materials created or modified by Executive during Executive’s employment with the Company, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company. The Executive hereby appoints the Company as Executive’s attorney-in-fact with the limited power to execute assignments of such Work Product.

3.4 Covenants Against Competition. Executive shall not, during Executive’s employment with any RW Company, and for a period of twelve (12) months following the termination of the Executive’s employment relationship with the Company (which time period shall be reduced to 180 days in the event the Company is in fact obligated to pay the Severance Amount pursuant to Section 4.3(b)), regardless of the reason the relationship terminates, directly or indirectly, on Executive’s behalf or on behalf of any person, firm or corporation, become employed with or perform services with any other person or entity engaged in the business of the Company (namely, providing rental property listing and property management services for real estate properties owned by a third party) within the Restricted Area; provided, however, that nothing herein shall restrict Executive from (i) being a passive owner of not more than three percent (3%) of any class of capital stock of a corporation or business entity that is publicly traded or (ii) performing rental property listing and property management services for his own properties or as an employee of a company that performs such services exclusively for real estate properties it owns. In addition, without the prior written consent of the Board, which such consent may be withheld in the Board’s sole discretion, Executive shall not be entitled to acquire, own, operate or provide consulting services to any Franchise Locations (as defined in the LLC Agreement). Notwithstanding the foregoing, nothing contained herein shall restrict Executive from maintaining the ownership of or pecuniary benefit from his ownership in Holdings.

3.5 Non-Solicitation of Business Associates. Executive shall not, during the period of twenty four (24) months following termination of Executive’s employment with the Company (the “Restricted Period”), directly or indirectly, on Executive’s own behalf or on behalf of any person, firm or corporation, solicit, sell to, or provide products or services that compete with an RW Company to any Business Associate of the Company in the Restricted Area (as defined below). “Business Associate” shall refer to any person or entity who is a current Company client, tenant or material supplier (i.e. a material supplier is a person or entity that provides products or services specific to an RW Company).

3.6 Non-Solicitation of Employees/Agents. Executive shall not, during the Restricted Period, directly or indirectly, on Executive’s own behalf or on behalf of any person, firm or corporation, solicit or attempt to lure away from employment with an RW Company, or hire or offer to hire, or recruit or attempt to recruit any employee, independent contractor, officer, or director of an RW Company who is then employed or retained by an RW Company; provided that nothing herein shall prohibit the general solicitation of employees (but not the hiring of such employee) that occurs during the ordinary course of business without the use or employment of any Confidential Information.

3.7.  Non-Disparagement. Unless required to be disclosed pursuant to any applicable law or court order, Executive shall not make any disparaging statements or communications about an RW Company that could reasonably be expected to damage any of their goodwill or reputation.

3.8.  Restricted Area. For purposes of this Agreement, the “Restricted Area” means North America.

3.9.  Reasonable Restrictions. Executive acknowledges that the provisions of this Agreement are reasonable and an integral part of Executive’s employment relationship with the Company and that the restrictive covenants contained within this Agreement are part of the consideration received by the Company, and that the restrictions are necessary to protect the Company’s legitimate business interests and to prevent Executive from unfairly taking advantage of those contacts established or strengthened while with the Company.

3.10.  Blue Pencil Doctrine. Executive acknowledges that he has carefully read and considered the provisions of this Section 3, and having done so, agrees that the restrictions set forth herein are fair and reasonably required for the protection of the legitimate business interests of the Company. In the event that, notwithstanding the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be unreasonable or unenforceable, the court shall enforce the provision in a way which the court deems to be reasonable and enforceable.

3.11 Breach. The parties acknowledge that any breach, violation or evasion by either party of the terms of this Agreement may result in an immediate and irreparable injury and harm to the other party, and will cause the other party to suffer damages in amounts difficult to ascertain. Accordingly, the parties hereto shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as other legal or equitable remedies and damages to which the party may be entitled. The prevailing party in any litigation shall also be entitled to his/her/its costs and attorneys’ fees for any breach of this Agreement.

4. Termination.

4.1. Definitions. The following phrases, when used herein, will have the meaning set forth below:

“Cause” shall mean any of the following, as determined by RW Management: (i) Executive’s failure to perform Executive’s duties (other than any such failure resulting from incapacity due to Disability), the initial failure of which is not remedied within five (5) days of the date of Executive’s receipt of notice of such failure; (ii) Executive’s failure to comply with a valid and legal directive of the RW Management; (iii) Executive’s engagement in dishonest, illegal conduct or misconduct, which, in each case, is or has the potential to be injurious to an RW Company; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a misdemeanor involving moral turpitude, a gross misdemeanor or a felony; (vi) Executive’s violation of a Company policy, breach of Executive’s obligations to the Company, or breach of any obligations under this Agreement, the initial failure, violation or breach of which is not remedied within five (5) days of the date of Executive’s receipt of notice of such failure; (vii) Executive’s use of alcohol or other drugs in a manner which adversely impacts Executive’s performance of his/her duties, responsibilities or other obligations or Executive’s engagement in sexual or other harassment or discrimination; and (viii) Executive’s failure to observe policies or standards regarding employment practices that could result in liability to the Company or its affiliates.

For the purposes of subsections (i) and (vi) above, Executive shall not be entitled to notice and an opportunity to remedy a specific failure or breach in the event that (1) the breach, failure or violation is material and adversely affects any RW Company; or (2) the Company has previously provided notice to Executive about a same or similar breach, failure or violation, whether or not such previous breach, failure or violation was cured. The Company has sole discretion to provide an additional opportunity to remedy, and in doing so, the Company does not waive its right in the future to terminate Executive for “Cause” for such breach, failure or violation.

“Disability” shall mean with respect to Executive, the inability of Executive to perform the material functions of Executive’s position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of sixty (60) days within any 180 day period.

4.2. Events of Termination; Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be terminable (a) by either party upon thirty (30) days’ notice to the other party hereto, (b) immediately following the death of Executive, (c) immediately following delivery of notice to Executive in the event that Executive is terminated for Cause, and (d) immediately following delivery of notice to Executive in the event that Executive is terminated as a result of Executive’s Disability.

4.3. Compensation Following Termination.

(a)  In the event that the employment of Executive is terminated by the Company, the Company shall pay to Executive, within thirty (30) days of such termination, Executive’s Annual Base Salary earned through the effective date of termination and any Discretionary Bonus which is fully due and owing as of the effective date of termination. Executive may be entitled to continue medical coverage through the Company’s benefit plan, at Executive’s expense, to the extent required under federal law.

(b) In the event that the employment of Executive is terminated by the Company during the term of this Agreement within the period that begins 60 days prior and ends 60 days after the occurrence of a “Sale of the Company” (as such term is defined in the Grant Agreement) for any reason other than Cause or the death or Disability of Executive, the Company shall also pay to Executive as severance an amount equal to his base salary then in effect (the “Severance Amount”), for a period equal to one hundred eighty (180) days. Both the Company’s obligation to pay the Severance Amount and the actual paying of the Severance Amount will be subject to Executive’s execution and delivery to the Company of a written release and the expiration of the revocation period specified therein in the form requested by the Company. The Severance Amount will be paid in approximately equal periodic installments to be made in accordance with the standard payroll practices of the Company commencing with the first pay day following the expiration of the revocation period referenced in the preceding sentence. All severance payments shall be subject to federal and state tax withholding and FICA.

4.4. Surviving Rights. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination, including, but not necessarily limited to those obligations set forth in Section 3; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

5. Notices. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when (i) deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested; or (ii) deposited with Federal Express or other overnight delivery service, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	If to Company, to:	Renters Warehouse, LLC
13200 Pioneer Trail, Ste. 100,
Eden Prairie, MN 55347
ATTN: Chief Executive Officer
Tel. No.: 952-224-9600
Fax No.: 952-303-6547

(b)	If to Executive, to:	Todd Jable
_______________________________
_______________________________

6. Internal Revenue Code Section 409(A). The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company the Company’s or Holdings’ securities are publicly traded (as determined under Section 409A), (ii) Executive is a “specified employee” (as determined under Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A, and, to the extent required by Section 409A, references herein to Executive’s “termination of employment” shall refer to Executive’s “separation from service” (within the meaning of Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service). The compensation provisions of this Agreement shall be interpreted, operated and administered in a manner intended to comply with any applicable requirements of Section 409A, the Treasury regulations promulgated thereunder, and subsequent guidance issued under Section 409A.

7. Waiver, Modification, or Amendment. No waiver, modification, or amendment of any term, condition, or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or the party’s duly authorized representative, and specifying with particularity the nature and extent of such waiver, modification, or amendment. Any waiver by any party of any default of the other shall not effect or impair any right arising from any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as hereinbefore set forth.

8. Agreement and Acknowledgement. Executive represents that Executive is free to enter into this Agreement and the acceptance of the relationship with the Company does not violate any agreement between Executive and any third party. Executive has had an opportunity to consult legal counsel and has done so of Executive’s own volition and free will. Executive further acknowledges and represents that the compensation set forth herein is sufficient consideration for the restrictive covenants set forth herein.

9. Entire Agreement. This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between the Company and Executive and supersedes and cancels any and all other agreements, whether oral or in writing, between the Company and Executive regarding the matters referred to herein.

10. Interpretation and Severability. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota. ANY ACTION AT LAW OR EQUITY ARISING OUT OF OR RELATING TO THE TERMS OF THIS AGREEMENT SHALL BE FILED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN HENNEPIN COUNTY, MINNESOTA, AND THE PARTIES HERETO HEREBY CONSENT TO AND SUBMIT TO THE JURISDICTION OF SAID COURTS FOR THE PURPOSE OF LITIGATING ANY ACTION. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12. Assignment. Executive acknowledges that Executive’s services are unique and personal. Accordingly, Executive may not assign Executive’s rights or delegate Executive’s duties or obligations under this Agreement. The Company may assign its rights and delegate its responsibility under this Agreement to any affiliated company or any entity which acquires all or substantially all of the operating assets of the Company by merger, consolidation, dissolution, liquidation, combination, sale, or transfer of assets or otherwise.

13. Construction. The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against either party. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party. Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be duly executed and delivered effective as of the day and year first above written.

THE COMPANY:	EXECUTIVE:

RENTERS WAREHOUSE, LLC

______________________________________
Todd Jable
Signed:_______________________________
By: Kevin Ortner
Its: Chief Executive Officer

EXHIBIT A

RESTRICTED UNIT GRANT AGREEMENT

(See Attached)